September 2, 1998

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549


Gentlemen:

We were previously independent public accountants for Procyon Corporation. On August 21, 1998, our appointment as auditors for the company was terminated. We have read and agree with the content in Item 4(a)(1) of Form 8-K of Procyon Corporation insofar as they relate to our firm, except our report was not qualified with respect to uncertainty, rather it contained an explanatory paragraph related to the Company's ability to continue as a going concern.


                                              BDO Seidman, LLP